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                     February 13, 2023

       Gary Friedman
       Chairman and Chief Executive Officer
       RH
       15 Koch Road
       Corte Madera, CA 94925

                                                        Re: RH
                                                            Form 10-K for
Fiscal Year Ended January 29, 2022
                                                            Filed March 30,
2022
                                                            File No. 001-35720

       Dear Gary Friedman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services